Exhibit 107

Calculation of Filing Fee Tables

Registration Statement on Form S-8

(Form Type)

Heritage Commerce Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, no par value per share	Rule 457(c) and Rule 457(h)	1,421,531	$7.57 (2)	$10,760,989	0.00011020	$1,186
Total Offering Amounts						$10,760,989	—	$1,186
Total Fee Offsets						—	—	—
Net Fee Due						—	—	$1,186

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Heritage Commerce Corp 2023 Equity Incentive Plan, as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock, no par value per share, of Heritage Commerce Corp (“Common Stock”) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low market prices of the Common Stock as reported on the NASDAQ Stock Market on May 22, 2023.